EXHIBIT 99.1

Contact: John L. Flynn
Chief Financial Officer
Phone: 703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD ANNOUNCES STOCK REPURCHASE PROGRAM

McLean, Virginia (March 14, 2005) — The Fairchild Corporation (NYSE: FA) announced today that during the next six months, it may buy back up to 500,000 shares of its current outstanding Class A common stock, subject to market conditions.

About The Fairchild Corporation:

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Its sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and IFW. Fairchild Sports designs and sells motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 229 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, and the Netherlands. IFW, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets, under several labels, including First Gear and Hein Gericke. In addition, IFW designs and produces protective apparel under private labels for third parties, including Harley-Davidson.

 Fairchild’s aerospace segment stocks a wide variety of aircraft parts and distributes them to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operators and other aerospace companies worldwide, and also manufactures airframe components.

Fairchild’s real estate operations segment owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.